Consent by Citigroup Global Markets Inc.

1. Citigroup Global Markets Inc. ("CGM") consents to being named as the futures commission merchant for the Providence Select Fund, L.P. ("Providence") in the Form S-1 (the "Prospectus") prepared and filed by Providence with the US Securities and Exchange Commission and various state regulators and the National Futures Association in connection with the offering of limited partnership interests of Providence to the public.

2. All statements and information provided to Providence by CGM for inclusion in the Prospectus are accurate and correct to CGM's knowledge as of the date of this consent.

                                         Citigroup Global Markets Inc.


                                         By:  /s/ Michael R. Schaefer
     					      Michael R. Schaefer
                                              Managing Director

                                         Date: 8/27/03